EXHIBIT 99.2




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8229 Boone Boulevard, Suite 802                              COMPANY CONTACT:
Vienna, VA  22182.  placecountry-regionUSA                   Gavin de Windt
Telephone (703) 506-9460                                     CEL-SCI Corporation
www.cel-sci.com                                              (703) 506-9460

  CEL-SCI REACHES FULL ENROLLMENT IN PIVOTAL PHASE 3 HEAD AND NECK CANCER STUDY

 Major Milestone Achieved in World's Largest Head and Neck Cancer Phase 3 Study

VIENNA, VA, December 11, 2017 -- CEL-SCI Corporation (NYSE American: CVM) announced today that no further patient enrollment is required in the pivotal Phase 3 head and neck cancer study of its investigational immunotherapy Multikine* (Leukocyte Interleukin, Injection). The accrual and treatment phases of this Phase 3 study are complete. All of the 928 enrolled patients in the study are being followed-up as required by the study protocol.

CEL-SCI  recently  announced  that  the  study's   Independent  Data  Monitoring
Committee (IDMC) completed its most recent review of the data from all 928 patients enrolled in the study, and recommended continuing the study as there was no evidence of any significant safety questions.

The primary endpoint of the study, a 10% improvement in overall survival of the Multikine treatment regimen plus Standard of Care (SOC) vs. Standard of Care alone, will be determined after a total of 298 deaths have occurred in these two main comparator arms of the study and have been recorded in the study database. The last patient was enrolled in the study in September 2016. Approximately 135 patients were enrolled in the study from 2011 to 2013, about 195 were enrolled in 2014, about 340 in 2015, and about 260 in 2016. The study protocol assumed an overall survival rate of about 55% at 3 years for the SOC treatment group alone.

IDMCs are committees commonly used by sponsors of clinical trials to protect the interests of the patients and the integrity of the study data in ongoing trials, especially when the trials involve patients with life threatening diseases, and when, as in cancer clinical trials, they extend over long periods of time.

About CEL-SCI Corporation

CEL-SCI is a Phase 3 cancer immunotherapy company. When it comes to cancer immunotherapy, CEL-SCI believes it is most logical to boost the patient's immune system while it is still intact in order to have the greatest possible impact on survival. Therefore, CEL-SCI treats patients who are newly diagnosed with head and neck cancer with Multikine BEFORE they have received surgery, radiation and/or chemotherapy. This approach is unique. Most other cancer immunotherapies

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are used only after conventional  therapies have been tried and/or failed.  Head and neck cancer represents about 6% of all cancers. Multikine has received Orphan Drug designation from the FDA for the treatment of head and neck cancer patients with advanced squamous cell carcinoma.

The Company's LEAPS technology is being developed as a therapeutic vaccine for rheumatoid arthritis and is supported by grants from the National Institutes of Health. CEL-SCI has patents on Multikine from the U.S., Europe, China, and Japan.

The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K and 10-K/A for the year ended September 30, 2016. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency.
Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.